Exhibit 99.1

CSB BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

Second Quarter Highlights

	Quarter Ended June 30, 2026	Quarter Ended June 30, 2025
Diluted earnings per share	$1.80	$1.41
Net Income	$4,735,000	$3,727,000
Return on average common equity	14.48%	12.48%
Return on average assets	1.48%	1.23%

Millersburg, Ohio – July 21, 2026 – CSB Bancorp, Inc. (OTC ID: CSBB) today announced second quarter 2026 net income of $4,735,000 or $1.80 per basic and diluted share, as compared to $3,727,000, or $1.41 per basic and diluted share, for the same period in 2025. For the six-month period ended June 30, 2026 net income totaled $9,179,000 compared to $7,343,000 for the same period last year, an increase of 25%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 14.48% and 1.48%, respectively, compared with 12.48% and 1.23% for the second quarter of 2025. Pre-Provision Net Revenue (“PPNR”) (a non-GAAP measure) totaled $6.5 million during the quarter, an increase of $1.2 million, or 24%, from the prior year’s second quarter. Net interest income increased $1.5 million, or 15%, noninterest income increased $175 thousand, or 10%, and noninterest expense increased $465 thousand, or 7%, in the second quarter of 2026 compared to the same period in 2025. For the six-month period ended June 30, 2026 ROE and ROA were 14.26% and 1.45% as compared to 12.53% and 1.22% for the comparable period in 2025.

Eddie Steiner, President and CEO stated, “A relatively stable environment for interest rates and employment levels has fostered increased business expansion and additional home buying activity. Real GDP growth advanced at 2.1% annualized in the first quarter and appears to have sustained the pace through second quarter. Economic activity remains somewhat tempered by persistent inflation and global uncertainties that cloud the outlook for energy prices, tariffs, and other federal government actions. Consumer debt levels and delinquencies have been increasing as households contend with the higher cost of living expenses."

Provision for credit loss expense for the quarter decreased $29 thousand from second quarter 2025. The allowance for expected credit losses (“ACL”) amounted to $13.5 million, or 1.56% of total loans, on June 30, 2026, as compared to $8.3 million or 1.05% of total loans on June 30, 2025. The allowance for credit losses on off-balance sheet commitments on June 30, 2026 was $583 thousand, as compared to a June 30, 2025 balance of $493 thousand. The increase in the ACL is primarily related to the individually evaluated loan relationship reported in prior periods. CSB has no allowance for credit losses related to available-for-sale or held-to-maturity debt securities, as there is no meaningful loss expectation on these securities.

Loan interest income including fees increased $1.5 million, or 13%, during second quarter 2026 as compared to the same quarter in 2025. The increase was primarily the result of an $83 million average volume increase, augmented by a 13 basis point (“bp”) increase in yield over the prior year’s quarter. Securities interest income increased $197 thousand, or 11%, during second quarter 2026 compared to the same quarter 2025 with average yield in the portfolio improving as lower yielding securities continue to pay down and mature. Loan yields in second quarter 2026 averaged 6.05%, an increase of 13 bps from the 2025 second quarter average of 5.92%. Securities yields for second quarter 2026 averaged 2.59% as compared to 2.27% in the second quarter of 2025, while overnight funds averaged 3.71% compared to 4.47% in the second quarter 2025.

Interest expense declined $35 thousand, or 1%, during second quarter 2026 as compared to second quarter 2025. The cost to fund gross earning assets for the second quarter of 2026 declined to 1.17% as compared to 1.25% for the second quarter of 2025.

The fully taxable equivalent (“FTE”) net interest margin (a non-GAAP measure) was 3.92% for second quarter 2026, compared to 3.61% in the second quarter of 2025. FTE net interest income increased $1.5 million, or 15%, with a $65 million increase in average earning assets as well as a 23 bp increase in the yield on assets. The mix shift into loans primarily drove the increase in earnings from assets. The cost of interest-bearing liabilities declined 10 basis points as rates on time deposits have been slowly declining over the past year. Tax equivalency effect on net interest margin was 0.01% for both 2026 and 2025.

Noninterest income increased $175 thousand, or 10%, compared to second quarter of 2025. The increase was primarily the result of a $49 thousand increase in debit card interchange fees, $42 thousand increase in credit card fees, a $37 thousand increase in earnings on bank owned life insurance, and a $28 thousand increase in service charges on deposit accounts.

Noninterest expense increased $465 thousand, or 7%, from second quarter 2025. Salary and employee benefits increased $328 thousand, or 8%, compared to the prior year quarter, with increases in base salaries and benefits, partially due to increased headcount as the company was able to reduce vacancies and add several new positions supporting growth. Software expense increased $83 thousand, or 19%, primarily due to new loan production software. Debit card expense increased $23 thousand, or 12%. Professional fees increased $19 thousand, or 5%, with increases to legal expense, audit and accounting, and director’s fees. The Company’s second quarter efficiency ratio decreased to 53.06% compared to 56.62% in the prior year.

Federal income tax expense was $1.2 million in second quarter 2026 compared to $903 thousand in the second quarter of 2025. The effective tax rate for the 2026 and 2025 second quarters was 20%, respectively.

Average earning assets for the second quarter of 2026 increased $65 million, or 6% from the year-ago quarter, primarily reflecting an $83 million, or 11%, increase in average loans, an $8 million, or 3%, decrease in average securities, and a $9 million, or 15%, decrease in interest-earning deposits in other banks, held mainly at the Federal Reserve Bank.

Average commercial loan balances for the quarter, including commercial real estate, increased $56 million, or 10%, from prior year levels, as construction loans were drawn, and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $18 million, or 10%, above the prior year’s quarter with borrowers favoring adjustable-rate mortgages during this period of higher interest rates. The bank does not sell adjustable-rate mortgages to the secondary market. Home equity lines of credit increased $9 million from the prior year’s quarter as borrowers covered expenses and avoided refinancing their lower interest rate mortgages. Average consumer credit balances decreased $504 thousand, or 3%, versus the same quarter of the prior year on lower recreational vehicle loan volume. Commercial loan demand for operating cash flow and equipment investments is somewhat constrained with households and businesses remaining cautious about discretionary borrowing until there is more confidence in price and employment stability following tensions in the Middle East and rising oil prices. Construction and development and commercial real estate borrowing have continued to exhibit fairly steady demand.

Nonperforming loans were $7.3 million, or 0.84%, of total loans on June 30, 2026, compared to $1.4 million, or 0.17% of total loans, a year ago. The increase in nonperforming loans which includes nonaccrual loans and loans past due 90 days and still accruing, was attributable to a business relationship which has communicated that liquidation may provide greater economic value than continuing operations, due to cash flow pressure. The Bank believes it is well-secured on this relationship. Net loan charge-offs recognized during second quarter 2026 were $28 thousand, compared to second quarter 2025 net loan charge-offs of $362 thousand. The prior year net loan charge-offs were related to a previously reported voluntary liquidation of a commercial credit, for which no further book balances remain and any future recoveries are uncertain at this time.

Average deposit balances increased on a quarter over prior year quarter comparison by $52 million, or 5%. For second quarter 2026, the average cost of deposits amounted to 1.25%, as compared to 1.32% for second quarter 2025. Second quarter 2026 increases in average deposit balances over the prior year quarter included interest bearing checking accounts of $15 million, savings accounts of $6 million, and time deposits of $23 million. Noninterest-bearing accounts increased $8 million from the prior year’s second quarter. The average balance of securities sold under repurchase agreement during the second quarter of 2026 increased by $621 thousand, or 3%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $133 million on June 30, 2026, with 2.6 million common shares outstanding. The average equity to assets ratio amounted to 10.21% for the quarter ended June 30, 2026. The Company declared a second quarter dividend of $0.43 per share, producing an annualized yield of 2.4% based on June 30, 2026 closing price of $72.00.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.3 billion as of June 30, 2026. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, and a loan production office located in Medina, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. See the non-GAAP disclosures at the end of this release for a reconciliation of GAAP and non-GAAP measures.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2026	2026	2025	2025	2025	2026	2025
EARNINGS	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	6 months	6 months
Net interest income FTE (a)	$11,904	$11,493	$11,450	$10,968	$10,376	$23,397	$20,088
Provision for credit loss expense	585	495	3,858	501	614	1,080	1,016
Noninterest income	1,952	1,872	1,956	1,866	1,777	3,824	3,473
Noninterest expenses	7,343	7,305	7,249	7,133	6,878	14,648	13,359
FTE adjustment(a)	28	28	30	30	31	56	62
Net income	4,735	4,444	1,869	4,151	3,727	9,179	7,343
Basic and Diluted earnings per share	1.80	1.69	0.71	1.57	1.41	3.49	2.78

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.48%	1.42%	0.58%	1.31%	1.23%	1.45%	1.22%
Return on average common equity (ROE), annualized	14.48	14.03	5.83	13.19	12.48	14.26	12.53
Net interest margin FTE(a)	3.92	3.87	3.73	3.67	3.61	3.89	3.55
Efficiency ratio	53.06	54.75	54.11	55.56	56.62	53.89	56.71
Number of full-time equivalent employees	185	182	178	181	175

MARKET DATA
Book value per common share	$50.49	$49.18	$48.07	$47.56	$46.11
Period-end common share market value	72.00	62.36	54.00	49.50	43.50
Market as a % of book	142.60	126.80%	112.30%	104.09%	94.34%
Price-to-earnings ratio	12.48	11.59	10.65	9.48	9.01
Average basic common shares outstanding	2,627,015	2,627,015	2,629,229	2,636,028	2,639,244	2,627,015	2,641,879
Average diluted common shares outstanding	2,627,015	2,627,015	2,629,229	2,636,028	2,639,244	2,627,015	2,641,879
Period end common shares outstanding	2,627,015	2,627,015	2,627,015	2,632,498	2,638,921
Common stock market capitalization	$189,145	$163,821	$141,859	$130,309	$114,793

ASSET QUALITY
Gross charge-offs	$41	$13	$31	$39	$368	$55	$403
Net charge-offs	28	7	26	11	362	35	391
Allowance for credit losses	13,528	12,947	12,470	8,720	8,251
Nonperforming assets (NPAs)	7,287	1,018	652	746	1,358
Net charge-off / average loans ratio	0.01%	0.00%	0.01%	0.01%	0.19%	0.01%	0.10%
Allowance for credit losses / period-end loans	1.56	1.52	1.50	1.08	1.05
NPAs/loans and other real estate	0.84	0.12	0.08	0.09	0.17
Allowance for credit losses / nonperforming loans	186	1,272	1,913	1,169	608

CAPITAL & LIQUIDITY
Period-end tangible equity to assets(b)	9.92%	9.87%	9.43%	9.69%	9.48%
Average equity to assets	10.21	10.12	9.90	9.96	9.82
Average equity to loans	15.21	15.20	15.56	15.55	15.36
Average loans to deposits	76.83	76.41	72.62	72.97	72.86

AVERAGE BALANCES
Assets	$1,284,910	$1,269,557	$1,285,617	$1,253,262	$1,220,306	$1,277,294	$1,209,129
Earning assets	1,218,626	1,205,187	1,216,492	1,184,077	1,153,677	1,211,943	1,142,643
Loans	862,329	845,298	818,312	802,858	779,664	853,860	767,830
Deposits	1,122,413	1,106,338	1,126,878	1,100,283	1,070,136	1,114,418	1,059,395
Shareholders' equity	131,165	128,465	127,296	124,818	119,779	129,823	118,175

ENDING BALANCES
Assets	$1,294,216	$1,265,503	$1,292,736	$1,248,357	$1,237,969
Earning assets	1,224,138	1,200,667	1,228,856	1,178,781	1,163,268
Loans	869,348	852,718	829,778	810,048	788,070
Deposits	1,133,407	1,101,821	1,127,915	1,096,596	1,089,344
Shareholders' equity	132,630	129,203	126,280	125,190	121,683

Notes:

(a) - Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the 21% statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

(b) - Tangible equity is a non-GAAP measure, which is shareholders' equity net of goodwill.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30,	June 30,
(Dollars in thousands, except per share data)	2026	2025
ASSETS
Cash and cash equivalents
Cash and due from banks	$24,345	$27,000
Interest-bearing deposits with banks	57,182	68,290
Total cash and cash equivalents	81,527	95,290
Securities
Available-for-sale, at fair-value	121,067	110,067
Held-to-maturity	174,421	195,048
Equity securities	325	273
Restricted stock, at cost	1,645	1,520
Total securities	297,458	306,908

Loans held for sale	150	-
Loans	869,348	788,070
Less allowance for credit losses	13,528	8,251
Net loans	855,820	779,819

Premises and equipment, net	13,604	13,795
Goodwill	4,728	4,728
Bank owned life insurance	31,689	28,669
Accrued interest receivable and other assets	9,240	8,760
TOTAL ASSETS	$1,294,216	$1,237,969

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$287,118	$282,784
Interest-bearing	846,289	806,560
Total deposits	1,133,407	1,089,344

Short-term borrowings	22,014	22,364
Other borrowings	694	965
Accrued interest payable and other liabilities	5,471	3,613
TOTAL LIABILITIES	1,161,586	1,116,286
SHAREHOLDERS' EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares;
issued 2,980,602 shares in 2026 and 2025	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	119,066	108,309
Treasury stock at cost - 353,587 shares in 2026
and 341,681 shares in 2025	(9,293)	(8,730)
Accumulated other comprehensive loss	(5,587)	(6,340)
TOTAL SHAREHOLDERS' EQUITY	132,630	121,683
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,294,216	$1,237,969

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarters ended		Six months ended
(Unaudited)	June 30,		June 30,
(Dollars in thousands, except per share data)	2026	2025	2026	2025
Interest and dividend income:
Loans, including fees	$12,998	$11,497	$25,524	$22,372
Taxable securities	1,885	1,678	3,847	3,473
Nontaxable securities	65	75	129	150
Other	476	678	894	1,214
Total interest and dividend income	15,424	13,928	30,394	27,209
Interest expense:
Deposits	3,486	3,515	6,924	7,042
Other	62	68	129	141
Total interest expense	3,548	3,583	7,053	7,183
Net interest income	11,876	10,345	23,341	20,026
Provision for credit loss expense	585	614	1,080	1,016
Net interest income, after provision
for credit loss expense	11,291	9,731	22,261	19,010
Noninterest income
Service charges on deposit accounts	325	297	631	592
Trust services	289	268	607	546
Debit card interchange fees	599	550	1,142	1,065
Credit card fees	193	151	384	301
Earnings on bank owned life insurance	266	229	521	445
Gain on sale of loans	75	81	127	130
Unrealized gain on equity securities	17	6	41	6
Other	188	195	371	388
Total noninterest income	1,952	1,777	3,824	3,473
Noninterest expenses
Salaries and employee benefits	4,249	3,921	8,482	7,618
Occupancy expense	336	352	684	708
Equipment expense	210	223	418	429
Professional and director fees	411	392	869	805
Software expense	524	441	1,045	844
Marketing and public relations	153	154	284	259
Debit card expense	221	198	429	409
Financial institutions tax	252	233	505	463
FDIC insurance expense	143	135	290	285
Other expenses	844	829	1,642	1,539
Total noninterest expenses	7,343	6,878	14,648	13,359
Income before income taxes	5,900	4,630	11,437	9,124
Federal income tax provision	1,165	903	2,258	1,781
Net income	$4,735	$3,727	$9,179	$7,343
Net income per share:
Basic and diluted	$1.80	$1.41	$3.49	$2.78

CSB BANCORP, INC.

NON-GAAP DISCLOSURES

NET INTEREST INCOME, FULLY-TAXABLE EQUIVALENT

	Quarters ended		Six months ended
(Unaudited)	June 30,		June 30,
(Dollars in thousands)	2026	2025	2026	2025
Net interest income	$11,876	$10,345	$23,341	$20,026
Taxable equivalent adjustment[1]	28	31	56	62
Net interest income, FTE	$11,904	$10,376	$23,397	$20,088
Net interest margin	3.91%	3.60%	3.88%	3.54%
Taxable equivalent adjustment[1]	0.01	0.01	0.01	0.01
Net interest margin, FTE	3.92%	3.61%	3.89%	3.55%

1 Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

PRE-PROVISION NET REVENUE

	Quarters ended		Six months ended
(Unaudited)	June 30,		June 30,
(Dollars in thousands)	2026	2025	2026	2025
Pre-Provision Net Revenue (PPNR)
Net interest income	$11,876	$10,345	$23,341	$20,026
Total noninterest income	1,952	1,777	3,824	3,473
Total revenue	13,828	12,122	27,165	23,499

Less: Noninterest expense	7,343	6,878	14,648	13,359

PPNR (Non-GAAP)	$6,485	$5,244	$12,517	$10,140

TANGIBLE EQUITY

(Unaudited)	June 30,	June 30,
(Dollars in thousands)	2026	2025
Total Shareholders' Equity (GAAP)	$132,630	$121,683
Less: Goodwill	4,728	4,728
Tangible Shareholders' Equity (Non-GAAP)	$127,902	$116,955